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FOR IMMEDIATE RELEASE


                            QUORUM HEALTH GROUP, INC.
                          ANNOUNCES 3-FOR-2 STOCK SPLIT


NASHVILLE, Tenn. (Aug. 20, 1997) - Quorum Health Group, Inc.
(Nasdaq: QHGI) announced today a three-for-two stock split.

         At the regular quarterly meeting held on Tuesday, Aug. 19, the Quorum Board of Directors approved the split to be effected in the form of a stock dividend. For every two shares of common stock held, one share will be distributed. The shares will be distributed as promptly as practical to shareholders of record on Sept. 2, 1997.

         Quorum Health Group, Inc. owns and operates acute care hospitals and local and regional healthcare systems nationwide through its affiliates. Quorum Health Resources, Inc., a subsidiary, is the nation's largest manager of not-for-profit hospitals and also provides consulting services to hospitals.


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